                                                                       EXHIBIT 5


                               FAEGRE & BENSON LLP
                             2200 Wells Fargo Center
                             90 South Seventh Street
                          Minneapolis, Minnesota 55402
                                  612-766-7000

                                  July 27, 2001


Board of Directors
IntraNet Solutions, Inc.
7777 Golden Triangle Drive
Eden Prairie, Minnesota 55344


                  In connection with the proposed registration under the Securities Act of 1933, as amended, of 425,000 shares of Common Stock, par value $.01 per share, of IntraNet Solutions, Inc., a Minnesota corporation (the "Company"), proposed to be sold by certain Selling Shareholders of the Company, we have examined such corporate records and other documents, including the Registration Statement on Form S-3, dated the date hereof, relating to such shares (the "Registration Statement"), and have reviewed such matters of law as we have deemed necessary for this opinion, and we advise you that in our opinion:

                  1. The Company is a corporation existing under the laws of the State of Minnesota.

                  2. The shares of Common Stock proposed to be sold by the Selling Shareholders named in the Registration Statement, when sold as contemplated in the Registration Statement, will be legally and validly issued and fully paid and non-assessable.

                  We consent to the filing of this opinion as an exhibit to the Registration Statement and to the reference to our firm wherever appearing therein.

                                        Very truly yours,



                                        /s/ FAEGRE & BENSON LLP